Exhibit 99.1

TheZenith

PRESS RELEASE

BUSINESS AND FINANCIAL EDITORS	STANLEY R. ZAX

FOR IMMEDIATE RELEASE

Chairman & President

818-713-1000

ZENITH RECEIVES LETTERS OF INQUIRY FROM CALIFORNIA DEPARTMENT OF INSURANCE

WOODLAND HILLS, CALIFORNIA, December 27, 2004  .  ..  .  .  ..  .  .  ..  .  .  ..  .  .  ..  Zenith National Insurance Corp. (NYSE:ZNT) today announced that its California domiciled insurance subsidiaries have received letters of inquiry from the California Department of Insurance (“California DOI”) requesting information about Zenith’s arrangements and dealings with its agents and brokers.  In its request, the California DOI states that it is concerned by allegations made or implied in legal proceedings recently instituted by the State of New York that certain insurance carriers may have been involved in or been aware of the activities alleged in those proceedings.  The California DOI further states that it is requiring certain California domestic insurance companies, including Zenith’s California domiciled subsidiaries, to assist them with a review of various aspects of the arrangements between the companies and agents and brokers.

Zenith intends to fully cooperate and respond to the California DOI’s inquiry, and believes that its arrangements and dealings with agents and brokers are in compliance with all applicable statutes and regulations.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items.  Statements containing words such as expect, anticipate, believe, estimate or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with any terrorist attacks that impact our workers’ compensation business in excess of our reinsurance protection; and (8) other risks detailed herein and from time to time in Zenith’s other reports and filings with the Securities and Exchange Commission.